Exhibit 16.1

Date: May 24, 2004 Our Ref: 766938

Securities and Exchange Commission 450 5th Street. N.W. Washington, DC 20549

Re:	Lumenis Ltd.

Dear Sir or Madam:

This letter is being furnished by Brightman Almagor & Co. (a member firm of Deloitte Touche Tohmatsu) (“Deloitte”) pursuant to Item 304(a) of Regulation S-K of the Securities and Exchange Commission (“SEC”). We have read the Current Report on Form 8-K (“8-K”) filed by Lumenis Ltd. (“Lumenis” or the “Company”) with the SEC on May 12, 2004 (a copy of which is attached hereto) and have the following comments:

1.	We agree with the statements made in the first paragraph.

2.	With respect to the paragraphs under the heading “Background”:

•	We disagree with statements made in the first sentence of the first paragraph. Deloitte first brought certain matters to the attention of the Audit Committee of Lumenis in a letter dated September 24, 2003 and amplified those matters in a conference call on September 25, 2003. The concerns expressed by Deloitte were not limited to accounting and disclosure issues with respect to the Company’s arrangements with one of its distributors; the concerns raised by Deloitte extended to revenue recognition broadly and whether management withheld information or gave incomplete information during the audits or reviews of Lumenis’s consolidated financial statements. While we agree that Deloitte asked the Audit Committee to conduct an independent investigation, we disagree with the description of what Deloitte asked the Committee to investigate. Deloitte stated to the Audit Committee that the investigation should be conducted for the primary purpose of determining whether or not fraudulent financial reporting had occurred and specifically to determine, if such was found, what had occurred, who was responsible and what remedial actions would be necessary.

•	We disagree with the statements made in second sentence of the first paragraph. Deloitte indicated in the September 25, 2003 conference call that it would not perform audit or review services for the Company or be associated with the release of any financial information by the Company until the investigation was completed and Deloitte was satisfied with the resolution of the investigation by the Audit Committee.

•	We agree with the statements made in the third sentence of the first paragraph.

•	We have no basis upon which to agree or disagree with the statements made regarding what Debevoise “initially focused on”. We agree that Debevoise was retained by the Audit Committee to conduct an investigation.

•	We disagree with the statements made in the second sentence of the second paragraph because it is incomplete and inaccurately suggests that the investigation was expanded “subsequently” at the request of Deloitte. We received a report from counsel conducting the investigation on December 4, 2003. Following receipt of that report, Deloitte advised the Audit Committee that the report left open certain fundamental questions and did not address all of the issues that Deloitte had previously raised with the Audit Committee. Specifically, Deloitte described its principal concerns with the report (all of which were consistent with Deloitte’s original request) as follows: (1) the scope of the investigation did not address all of the issues that Deloitte had originally raised nor did the investigation involve an audit or forensic accounting expert; (2) the report did not contain an explicit evaluation of the knowledge or participation by the Company’s management personnel, so that Deloitte could assess whether it was willing or able to rely on representations from such personnel; (3) the report did not address the appropriate accounting for each reviewed transaction or provide an analysis of the financial statement impact of any misstatements; and (4) the report did not contain the conclusions of the Audit Committee with respect to the investigation.

•	We agree with the statements made in the third sentence of the second paragraph in that a forensic auditor was hired subsequent to December 4, 2003.

•	We agree with the statements made in the first sentence of the third paragraph in that a second report was reviewed with Deloitte at a meeting held with the Audit Committee Chairman and certain members of the Audit Committee, the Company’s CEO and certain other participants on February 20, 2004.

•	With respect to the statements made in the second and third sentences of the third paragraph, we agree that the Company issued a press release on May 3, 2004. We make no comment as to the accuracy or completeness of the Company’s press release. The press release was issued by the Company without obtaining Deloitte’s permission for the references to Deloitte. We agree that the report reviewed with Deloitte on February 20, 2004 included a conclusion that the timing of the Company’s revenue recognition was inappropriate with respect to certain transactions.

•	We agree with the statements made in the first sentence of the fourth paragraph.

•	We disagree with the statements made in the second sentence of the fourth paragraph. In addition to the matters referred to in this sentence, on March 1, 2004, Deloitte summarized for the Audit Committee certain outstanding matters relating to the investigation that had not yet been completed, including a number of matters that had been raised in previous communications with the Audit Committee.

•	We agree with the statements made in the third sentence of the fourth paragraph.

•	We disagree with the statements made in fourth sentence of the fourth paragraph. Deloitte provided an example of the inaccuracies, indicated that it chose not to use the meeting time with the Company to discuss the details, and the Company did not ask for any further details.

•	Excluding the references made to the Company’s May 3, 2004 press release, we agree with the statements made in the fifth paragraph. As previously stated, we make no comment as to the accuracy or completeness of the Company’s May 3, 2004 press release. At the time of Deloitte’s resignation, the investigation by the Audit Committee and the reorganization of the Company’s finance function had not been completed to Deloitte’s satisfaction.

3.	With respect to the paragraphs under the heading “Previous Reports on Lumenis Financial Statements and Disagreements with Auditors”:

•	We agree with the statements made in the first paragraph.

•	We disagree with the statements made in the first sentence of the second paragraph. We did not audit and therefore we did not issue a report on the Company’s financial statements for the year ended December 31, 2003.

•	We disagree with the statements made in the second sentence of the second paragraph. In addition to the matters discussed in the Company’s Form 8-K, we view the following to be reportable events.

1.	An anonymous letter containing certain alleged improper conduct at OpusDent, a subsidiary of the Company, was provided by Deloitte to the Audit Committee for inclusion in the scope of their investigation. At the time of Deloitte’s resignation, this matter had not been resolved to Deloitte’s satisfaction.

2.	With respect to our audit for the year ended December 31, 2002, we issued a management letter describing what we considered to be “Reportable Conditions.” Such findings were communicated to the Audit Committee. The Reportable Conditions related to a lack of written accounting guidance, problems in the Company’s inventory management, inadequate physical control over fixed assets, lack of documentation and training around revenue recognition, and discrepancies in information maintained by the Company and an external service organization that keeps the Company’s stock options plan records.

•	We disagree with the statements made in the third sentence of the second paragraph. Deloitte has not received authorization from the Company or its Audit Committee to respond fully to inquiries of any successor accountant with respect to the matters discussed in the Company’s Form 8-K.

4.	With respect to the paragraph under the heading “Other Information”:

•	We agree with the statement made in the first paragraph.

•	With respect to the sentence made in the second paragraph, we agree that the Company issued a press release announcing the resignation of Deloitte on May 7, 2004. We make no comment as to the accuracy or completeness of the Company’s press release.

Yours truly

Brightman Almagor & Co. Certified Public Accountants A member firm of Deloitte Touche Tohmatsu